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                                                                  EXHIBIT (e)(4)

                            NON-COMPETITION AGREEMENT

         NON-COMPETITION AGREEMENT (this "Agreement"), dated as of March 16, 2002, by and between Associated Materials Incorporated, a Delaware corporation (the "Company"), and William W. Winspear, an individual resident in the State of Texas ("Stockholder").

                                   WITNESSETH:

         WHEREAS, on the date hereof, Simon Acquisition Corp. ("Merger Sub"), Harvest/AMI Holdings Inc. ("Parent") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will merge into the Company (the "Merger"), with the Company as the surviving corporation;

         WHEREAS, Stockholder is the Chairman, President and Chief Executive Officer of the Company, and since 1984 has had significant managerial responsibility for the operations and business affairs of the Company in such capacity;

         WHEREAS, Stockholder will receive significant consideration by reason of the consummation of the transactions contemplated by the Merger Agreement;

         WHEREAS, the Company and its Subsidiaries are engaged in two businesses in numerous jurisdictions throughout the United States of America;

         WHEREAS, as a result of his affiliations with the Company, Stockholder has complete access to all confidential and proprietary information concerning the business and operations of the Company;

         WHEREAS, the Company and Stockholder are entering into this Agreement for the purpose of preserving the proprietary rights, going concern value and goodwill of the Company for the benefit of the Company by ensuring that Stockholder does not use such nonpublic, confidential, and proprietary information for the Restricted Period (as hereinafter defined); and

         WHEREAS, Parent and Merger Sub are unwilling to enter into the Merger Agreement unless concurrently with the execution and delivery of the Merger Agreement, this Agreement is executed and delivered by the Company and the Stockholder.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Stockholder hereby covenant and agree as follows:

         1. Effectiveness of Agreement. Notwithstanding any other provision of this Agreement, this Agreement shall constitute a binding obligation of the parties hereto as of the date hereof but shall become effective only upon the Commencement Date.

         2. Definitions. Except as otherwise defined in this Agreement, terms used in this Agreement with initial capital letters have the respective meanings ascribed to such terms in the Merger Agreement. In addition to the other terms defined elsewhere in this Agreement, unless



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the context shall expressly or by necessary implication indicate to the contrary, the following terms, as used herein, shall have the following meanings:

         (a) "Commencement Date" shall mean the Offer Completion Date.

         (b) "Lines of Business" shall mean (i) the building products/siding and windows business and (ii) the electrical cable manufacturing business.

         (c) "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other legal entity.

         (d) "Restricted Period" shall mean the period commencing on the Commencement Date and ending on the date that is three (3) years following the Commencement Date.

         (e) "Subsidiaries" a subsidiary of a specified Person means any other Person of which (i) such specified Person or any other Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by such specified Person and/or by any one or more of its other Subsidiaries, or
(iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such specified Person and/or by any one or more of its Subsidiaries. For purposes of this Agreement, AMI Management Company is and shall be deemed to be a Subsidiary of the Company.

         3. Non-Competition. The Stockholder agrees that, during the Restricted Period, he shall not directly or indirectly own, operate, manage, control, consult with, provide services for, or in any manner engage in the Lines of Business, including by himself or in association with or through any other Person, in competition with the Company within the United States (collectively, the "Geographical Area"). Nothing herein shall prohibit the Stockholder from being an owner of not more than 5% of the outstanding capital stock or the equity securities of a corporation which is publicly traded, so long as the Stockholder has no active participation in the management or operations of such Person.

         4. No Solicitation. During the Restricted Period, the Stockholder shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or (ii) hire any person who is an employee of the Company, or (iii) induce or attempt to induce any customer, supplier, distributor or other Person having a significant business relationship with the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or interfere with the relationship between any such customer, supplier, distributor, or such others and the Company or any of its Subsidiaries with the intent to adversely affect the business or operations of the Company and its Subsidiaries.

         5. Confidentiality. (a) All information about the business and affairs of the Company or any of its Subsidiaries acquired by Stockholder prior to or after the date hereof (other than information which is generally available to the public or known generally by participants in the Lines of Business, other than as a result of a breach by any Person known by


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Stockholder to have any confidentiality obligation to the Company or any of its
Subsidiaries), including, without limitation, its secrets and information about its business, financial condition, prospects, products, technology, know-how, merchandising and advertising programs and plans, and the names of its suppliers and customers, and the nature of its dealings with such suppliers and customers which Stockholder has obtained, or which has been disclosed to him as a result of his duties performed in his capacity as a director and executive officer of the Company, constitute "Company Confidential Information." Stockholder acknowledges that he has had and while he remains a director, officer or employee of the Company will have access to, and knowledge of, Company Confidential Information, and that improper use or disclosure of same by Stockholder, whether during or after the expiration of his term as a director and executive officer of the Company, could cause serious harm to the business of the Company or any of its Subsidiaries. Accordingly, Stockholder agrees that, except as required to perform his duties under this Agreement or with the prior written permission of the Company or as required by law, for the period ending on the Restricted Period, he will (i) use his reasonable best efforts to keep confidential all Company Confidential Information which shall come into his possession, and (ii) not disclose the same to any other Person for so long as such Company Confidential Information is not generally known by, or accessible to, the public or known generally by participants in the Lines of Business. This
Section 5 shall not be violated by Stockholder through disclosure of information which (i) at the time of disclosure is publicly available or known generally by participants in the Lines of Business through no act or omission by Stockholder,
(ii) is disclosed pursuant to a court order or as otherwise required by law and to the extent permitted by applicable law, Stockholder will make reasonable efforts to give the Company notice of the requirement for such disclosure prior to Stockholder making any such disclosure and that Stockholder cooperate (at the Company's sole expense) in such manner as the Company may reasonably request in resisting such disclosure or (iii) is reasonably necessary in the course of performing his duties as a director and executive officer of the Company. Stockholder further agrees that, for the period ending on the Restricted Period, he will not use any Company Confidential Information for his own benefit or directly or indirectly for the benefit of any Person other than the Company and its Subsidiaries.

         (b) Stockholder acknowledges that the operation and conduct of the businesses of the Company and its Subsidiaries is special and unique and involves the use of trade secrets and confidential information and that during the period of his employment with the Company or any of its Subsidiaries, Stockholder acquired special knowledge and/or skill that he could effectively use in competition with the Company. Stockholder further acknowledges that the provisions of this Section 5 are essential to the future goodwill and profitability of the Company and its Subsidiaries and have provided substantial inducement to the Parent and Purchaser to execute and consummate the transactions contemplated by the Merger Agreement, and that the application or operation thereof shall not involve a substantial hardship upon his future business or livelihood.

         (c) All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property belonging to the Company or any of its Subsidiaries, whether prepared by Stockholder or otherwise coming into his possession in the course of his performance of his duties as a director, officer or employee of the Company or any of its Subsidiaries or under any other employment or consulting agreement


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with the Company or any of its Subsidiaries, shall be promptly returned to the
Company and not retained by the Stockholder (including, without limitation, any copies thereof) upon termination of employment with the Company and its Subsidiaries for any reason whatsoever.

         6. Remedies. Stockholder acknowledges and agrees that a breach of this Agreement may cause irreparable harm to the Company that may not be remedied solely by the recovery of damages. Therefore, in the event of a breach by Stockholder of Sections 3, 4 or 5 of this Agreement, the Company shall, in addition to any other remedies it may have at law or in equity (including without limitation damages or action for accounting or restitution) be entitled to seek equitable relief in the form of an injunction and/or restraining order. Any and all such remedies shall be cumulative and the election of any remedy, at law or in equity, by the Company shall not be to the exclusion of any other remedy then available to the Company.

         7. Judicial Amendments; Severability. The parties agree and intend that the covenants contained in this Agreement shall be construed as a series of separate covenants, and each such separate covenant shall be deemed identical in terms. It is expressly understood and agreed that, although the Company and Stockholder consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving for the Company's benefit the proprietary rights, going concern value and goodwill of the Company, whenever possible, each provision, term, and covenant of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision, term or covenant of this Agreement, including any of the separate covenants of this Agreement, shall be held to be prohibited by or invalid under such Applicable Law, then such provision, term or covenant shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision, term or covenant or the remaining provisions, terms or covenants of this Agreement; provided that if a court having competent jurisdiction shall find that any covenant contained in this Agreement is not reasonable, such court shall have the power to reduce the duration and/or geographic area and/or scope of such covenant, and the covenant shall be enforceable in such reduced form. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         8. Assignment. The rights and obligations of the Company hereunder shall inure to the benefit of, and be binding upon, its successors and assigns. Stockholder may not assign his obligations hereunder, provided that the Company may, at any time, and without the prior consent of Stockholder, assign its rights under this Agreement to its or any of its affiliates' financing sources by way of security, to any Person appointed to enforce such security or any Person in connection with such enforcement.

         9. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered by hand, (ii) transmitted by telecopier (with receipt confirmed), provided that a copy is sent at about the same time by registered mail, return receipt requested and, provided further, that a transmission made on a day which is not a business day or after 3:00 pm on a business day shall be deemed given on the following business


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day, (iii) one business day after mailed or otherwise sent for next-day delivery, to the addressee, if sent by Express Mail, Fed Ex, or other reputable overnight delivery service, or (iv) five business days after mailed, to the addressee, by registered mail, return receipt requested, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

         If to Stockholder, to:

         William W. Winspear
         4815 Brookview Drive
         Dallas, Texas  75220

         with a copy (which shall not constitute notice) to:

         Jones Day Reavis & Pogue
         2727 North Harwood Street
         Dallas, Texas  75201
         Fax:  (214) 969-5100
         Attention:  James E. O'Bannon

         If to the Company, to:

         Associated Materials Incorporated
         3773 State Road
         P.O. Box 2010
         Akron, Ohio 44309
         Fax:  (330) 922-5373
         Attention:  Chief Executive Officer


         with copies (which shall not constitute notice) to:

         AMI/Harvest Holdings Inc.
         c/o Harvest Partners, Inc.
         280 Park Avenue
         33rd Floor
         New York, NY  10017
         Fax:  (212) 812-0100
         Attention:  Ira D. Kleinman

         and:

         White & Case LLP
         1155 Avenue of the Americas
         New York, NY 10036-2787
         Fax:  (212) 354-8113
         Attention:  John M. Reiss, Esq.
                     Oliver C. Brahmst, Esq.

or to such other Person or address as shall be designated in writing by any such party.


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         10. General. (a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties relating to the subject matter hereof.

         (c) This Agreement may be amended, modified, superseded or canceled, and the terms or covenants hereof may be waived, only by a written instrument executed by both parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         (d) This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one agreement.

         (e) This Agreement, and the legal relations between the parties hereto, shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements executed and to be performed solely within such state.

         (f) The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise. The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 10(f) as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

         11. Importance of this Agreement. It is understood by and between the Company and Stockholder that the provisions of Sections 3, 4 and 5 of this Agreement are an essential element of the Parent's and the Merger Sub's agreement to consummate the transactions contemplated by the Merger Agreement and that, but for this Agreement, the Parent and the Merger Sub would not have entered into nor consummated the Merger Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                       ASSOCIATED MATERIALS INCORPORATED


                                       By: /s/ MICHAEL CAPORALE
                                           -------------------------------------
                                           Michael Caporale, Vice President



                                       WILLIAM W. WINSPEAR



                                       /s/ WILLIAM W. WINSPEAR
                                       -----------------------------------------
                                       William W. Winspear, Stockholder


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